AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 2002

REGISTRATION NO. 333-____________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

____________________

JAMES BARCLAY ALAN, INC.

(Exact Name of Registrant as Specified in Its Charter)

                     Nevada                                                                                91-1976310

(State of Incorporation or Organization)                                              (IRS Identification No.)

509 Madison Avenue, 16th Floor, New York, New York 10022

(Address of Principal Executive Offices, Including Zip Code)

(212) 201-6900

Issuer’s Telephone Number

Stock Grants Pursuant to Resolutions

of the Board of Directors

____________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock Par Value $.0001	1,000,000	$0.05	$50,000	$4.60
Total Registration Fee	1,000,000	$0.05	$50,000	$4.60

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the closing price as reported on the Over-the-Counter Bulletin Board as of July 31, 2002.

EXPLANATORY NOTE

JAMES BARCLAY ALAN, INC. ("JBAI") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act").

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1:  Plan Information

The shares of common stock, $0.0001 par value per share, of JAMES BARCLAY ALAN, INC. ("JBAI" or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders").  The Selling Shareholders acquired the Shares pursuant to compensatory benefit plans for consulting and employment services that the Selling Shareholders provided to JBAI.

The sales may occur in transactions on the NASD over-the-counter market at prevailing market prices or in negotiated transactions.  JBAI will not receive proceeds from the sale of any of the Shares.  JBAI is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under this Reoffer Prospectus.  The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction.  To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares.  The Selling Shareholder may be deemed to be an "underwriter" within the meaning of the 1933 Act.  Any commissions received by a broker or dealer in connection with the resale of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

JBAI's common stock is currently traded on the OTCBB under the symbol "JBAI".

SELLING SHAREHOLDERS	Number of Shares Owned Before Sale	Number of Shares Registered by Prospectus	Number of Shares Owned After Sale	% of Shares Owned by Shareholder After Sale
Marc Pitcher (1)	204,545	200,000	404,545	3.34%
Fraser Barnes (2)	0	200,000	200,000	1.65%
George Mellides (1)	21,250	200,000	221,250	1.82%
Mike Segal (3)	0	200,000	200,000	1.65%
Chris Dieterich (4)	47,000	200,000	247,000	2.04%

  (1) Paid in partial satisfaction of salaries accrued February through July, 2002.

  (2) Paid in partial satisfaction of business plan and intra-NAFTA financial consulting services February through July 2002 at $5,000 per month.

  (3) Paid in partial satisfaction of consulting fee for services February through July 2002 at $5,000 per month.

  (4) Paid in partial satisfaction of legal fees accrued through June 30, 2002.

ITEM 2.  Registrant Information and Employee Plan Annual Information

JBAI will send or give the documents containing the information specified in Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933, as amended (the "1933 Act"). JBAI does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents are hereby incorporated by reference in this Registration Statement:

  (a)    The Registrant's SB-2 Registration Statement, filed with the SEC on November 20, 2000, and Form 10-KSB, filed with the SEC on April 16, 2002 for the period ending December 31, 2001.

(b)    Forms 10-QSB for the periods ended June 30, 2001, September 30, 2001 and March 31, 2002.

(c)    All other reports and documents subsequently filed by the Registrant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

Not applicable to the shares of common stock being registered (see Form 10-SB, filed February 17, 2000 and 8-K filed February 22, 2000, for description).

Item 5.  Interest of Named Experts and Counsel.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Dieterich & Associates.

Item 6.  Indemnification of Directors and Officers.

The Corporation Laws of the State of Nevada and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

Item 7.  Exemption from Registration Claimed.

The Shares were issued for advisory and legal services rendered.  These sales were made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof, covering transactions not involving any public offering or not involving any "offer" or "sale."

Item 8.  Exhibits

 3.1    Articles of Incorporation of the Registrant, as amended (incorporated by reference).

 3.2    Bylaws of the Registrant (incorporated by reference).

 5.1    Opinion of Dieterich & Associates, counsel to the Registrant, regarding legality of securities being registered.

23.1    Consent of Dieterich & Associates (included in Exhibit 5.1).

23.2    Consent of Grant Thornton,LLP, independent auditors.

Item 9.  Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on July 31, 2002.

JAMES BARCLAY ALAN, INC.

/s/ Marc Pitcher

By: Marc Pitcher

Its: Chairman of Board

Date: July 31, 2002

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Marc Pitcher

Dated: July 31, 2002

Chairman of Board of Directors

/s/ Rick Marech

Dated: July 31, 2002

Secretary and Director

/s/ George Mellides

Dated: July 31, 2002

Chief Financial Officer

/s/ Michael Grimes

Director

Dated: July 31, 2002

Exhibit 5.1

DIETERICH & ASSOCIATES LETTERHEAD

July 31, 2002

Securities and Exchange Commission

450 Fifth Street, N.W.

Judiciary Plaza

Washington, DC 20549

   RE: JAMES BARCLAY ALAN, INC.

Ladies and Gentlemen:

  This office represents JAMES BARCLAY ALAN, INC., a Nevada corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), which relates to the sale of 1,000,000 shares of the Registrant's Common Stock issued to certain individuals for employment and consulting services (the "Shares").

  In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

  Based upon the foregoing, it is our opinion that the Registered Securities, when sold as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

  We hereby consent to the inclusion of this opinion in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.

                                 Very truly yours,

                                 /S/ Dieterich & Associates

                                 Dieterich & Associates

Exhibit 23.1

Included within Exhibit 5.1 (Opinion of Counsel)

Exhibit 23.2

        CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 9, 2002 accompanying the consolidated financial statements of James Barclay Alan, Inc. (formerly Payforview Media Group Holdings), and subsidiaries, appearing in the Amended Report on Form 10-KSB, for the year ended December 31, 2001, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton

New York New York

July 31, 2002